Exhibit 5.2

[Oppenheimer Wolff & Donnelly LLP letterhead] Campbell Mithun Tower—Suite 2000 222 South Ninth Street Minneapolis, MN 55402 www.Oppenheimer.com Main: (612) 607-7000 Fax: (612) 607-7100

April 17, 2013

RTI International Metals, Inc.

Westpointe Corporate Center One

155 Coraopolis Heights Road, Fifth Floor

Pittsburgh, Pennsylvania 15108

Re: Prospectus Supplement Filed Pursuant to 424(b)(5) Filed by RTI International Metals, Inc.

Ladies and Gentlemen:

We have acted as special counsel to RTI International Metals, Inc., an Ohio corporation (the “Corporation”) and RMI Titanium Company, Extrusion Technology Corporation of America, RTI Finance Corp. and RTI Martinsville, Inc., each an Ohio corporation and wholly-owned subsidiary of the Corporation (the “Ohio Guarantors”), and RTI Remmele Engineering, Inc. and RTI Remmele Medical, Inc., each a Minnesota corporation and wholly-owned subsidiary of the Corporation (the “Minnesota Guarantors” and collectively with the Ohio Guarantors, the “Subsidiary Guarantors”), in connection with the offering by the Corporation of up to an aggregate of $402,500,000 principal amount of the Corporation’s 1.625% Convertible Senior Notes due 2019 (the “Notes”), which amount includes $52,000,000 of Notes subject to over-allotment, which are initially convertible into 9,885,561 shares of the Common Stock, par value $0.01 per share, of the Corporation (if over-allotment is exercised) (the “Shares,” and together with the Notes, the “Securities”), and the guarantee of the Notes (the “Guarantees”) by the Subsidiary Guarantors, pursuant to an effective Registration Statement on Form S-3 (File No. 333-171034) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated April 11, 2013 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus”). The Notes and the Guarantees will be issued pursuant to the Indenture dated December 14, 2010 between the Corporation and the Bank of New York Mellon Trust Company, N.A., as Trustee (as defined therein), the form of which is filed as Exhibit 4.8 to the Registration Statement (the “Indenture”), and a Third Supplemental Indenture (the “Supplemental Indenture”) to be entered into between the Corporation, the Guarantors and Bank of New York Mellon Trust Company, N.A., as Trustee, on the date of issuance of the Notes and the Guarantee of the Notes. The Corporation

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has entered into an Underwriting Agreement dated April 11, 2013, with Barclays Capital, Inc., and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule III thereto (the “Underwriting Agreement”).

In connection with rendering the opinions set forth below, we have examined and relied upon the Registration Statement and Prospectus, the forms of Indenture, Supplemental Indenture, Notes and Guarantees, the articles of incorporation and code of regulations or bylaws, as each may be amended and restated, of the Corporation and each Minnesota Guarantor, certain corporate records of the Corporation and the Minnesota Guarantors as provided to us by the Corporation, and originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of all such documents provided to us by the Corporation or the Subsidiary Guarantors. As to any facts material to the opinion expressed herein (including whether each Minnesota Guarantor constitutes a “related organization” of the Corporation and of the other Subsidiary Guarantors for purposes of Section 302A.501 of the Minnesota Statutes), we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Corporation and/or the Subsidiary Guarantors and of each of its officers, directors and other representatives.

We have assumed that, other than with respect to the Corporation and the Subsidiary Guarantors, all of the documents referred to in this opinion letter have been duly authorized by, have duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

In rendering the following opinions, we have assumed that the resolutions of the Corporation’s Board of Directors authorizing the Corporation to issue, offer and sell the Notes and to issue the Shares upon conversion of the Notes, and the resolutions of the Board of Directors of each Subsidiary Guarantor authorizing such Subsidiary Guarantors to provide the Guarantees, will each be in full force and effect at all times at which (i) any Securities are issued, offered or sold by the Corporation or (ii) the Guarantees are in effect. We have further assumed that, with respect to the Notes and the Guarantees of the Notes, (i) prior to the execution of the Indenture and the Supplemental Indenture, the Indenture and the Supplemental Indenture will have been duly authorized by the Corporation, the Subsidiary Guarantors and the Trustee by all

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necessary corporate action, (ii) the Indenture, in substantially the form filed as Exhibit 4.8 to the Registration Statement, will be duly executed and delivered by the Corporation, the Subsidiary Guarantors and the Trustee, (iii) the Supplemental Indenture will have the terms described in the Prospectus Supplement and be duly executed and delivered by the Corporation, the Subsidiary Guarantors and the Trustee in the form approved by the Board of Directors of the Corporation and Subsidiary the Guarantors (or duly constituted and empowered committees thereof), (iv) the Notes and Guarantees will be issued as described in the Registration Statement, and (v) the Notes and the Guarantees will be substantially in the form attached to the Indenture and that any information omitted from such form will be properly added.

The opinions set forth herein are limited to matters governed by the laws of the State of Minnesota and the State of New York, and no opinion is expressed herein as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1. Based on certificates of good standing issued by the Minnesota Secretary of State, each of the Minnesota Guarantors is a corporation validly existing under the laws of Minnesota.

2. Each of the Minnesota Guarantors has all necessary corporate power and authority to execute and deliver the Supplemental Indenture and its Guarantee of the Notes and to consummate the transactions contemplated thereby.

3. The execution and delivery by each Minnesota Guarantor of the Supplemental Indenture and its Guarantee of the Notes and its consummation of the transactions contemplated thereby do not (a) result in a violation by such Minnesota Guarantor of its articles of incorporation or bylaws or (b) violate any provision of statutory law or regulation of the State of Minnesota applicable thereto.

4. Each Minnesota Guarantor has duly authorized the execution and delivery of the Supplemental Indenture to the Indenture.

5. Each Minnesota Guarantor has duly authorized its Guarantee of the Notes.

6. When the Notes have been duly executed and delivered by the Corporation in accordance with the terms of the Indenture and Supplemental Indenture, the Guarantees have been duly executed and delivered by each Minnesota Guarantor in accordance with the terms of the Indenture and Supplemental Indenture, and the Notes have been authenticated in accordance with the terms of the Indenture and Supplemental Indenture and delivered against payment of the consideration therefor as provided for in the Underwriting Agreement, the Guarantees issued by the Minnesota Guarantors will have been duly authorized by all necessary corporate action of the

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Minnesota Guarantors, and will constitute valid and binding obligations of the Minnesota Guarantors, enforceable against the Minnesota Guarantors in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or for the relief of debtors generally; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, additional interest, late charges, monetary penalties, makewhole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in the Indenture or Supplemental Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) consent to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; and (f) the severability, if invalid, of provisions to the foregoing effect. We express no opinion with respect to (i) advance waivers of claims, defense, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; and (viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to a Current Report on Form 8-K, to be incorporated by reference in the Registration Statement. We also

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hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. We consent to the reliance on this opinion letter by Buchanan Ingersoll & Rooney PC for purposes of their opinion to you dated the date hereof and filed as Exhibit 5.2 to the Registration Statement.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Oppenheimer Wolff & Donnelly LLP